Exhibit 10.13

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement is made effective as of August 18, 2003 between Entropic Communications, Inc. (“Entropic”), and Patrick Henry (“Employee”), subject to the approval of the Entropic Board of Directors.

RECITALS

A.	This Change of Control Agreement is executed contemporaneously with the execution of Employee’s employment letter agreement (“Employment Agreement”), to which this Change of Control Agreement is attached as an exhibit.

B.	Employee and Entropic desire to memorialize in writing their understanding regarding severance payments and vesting of options in the event of a Change of Control.

C.	Employee and Entropic acknowledge that this Change of Control Agreement constitutes the entire agreement between the parties relating to severance benefits in anticipation of, on or after a Change of Control (for a one (1)-year period after a Change of Central). The ferns in this Change of Control Agreement supersede any directly conflicting term(s) of any and all other agreements, either oral or in writing, between Employee and Entropic.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Effect of Certain Terminations in Connection with a Chancre of Control.

1.1 Severance Package. If within four and one-half (4%) months before, on or within one (1) year after a Change of Control (as that term is defined below) Employee’s employment is terminated without “Cause” or Employee resigns for “Good Reason,” then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in Section 1.2 below: (i) Employee will receive a severance payment equal to twelve (1 2) months of Employee’s base salary, payable in one lump sum; (ii) continuation of Employee’s health and dental benefits by paying Employee’s Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums directly to the COBRA administrator for one (1) year after Employee’s termination date, provided that Employee elects to continue and remains eligible for these benefits under COBRA; (iii) full accelerated vesting of all the unvested shares of the “Option (as that term is defined in the Employment Agreement) so that 100% of the Option is 100% vested on the termination date; and (iv) an extension of time until one (1) year after Employee’s termination date to exercise all vested shares of the Option. The acceleration of vesting provision set forth in this Section 1 .I is notwithstanding and in addition to any existing vesting provisions set forth in Entropic’s 2001 Stock Option Plan and/or in the Stock Option Agreement governing the Option. Entropic acknowledges and agrees that Employee shall not have a duty to mitigate by seeking alternative employment to receive the Severance Package described in this Change of Control Agreement or any part thereof.

1.2 Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) Employee executes a full general release (“Release”), in a form acceptable to Entropic, releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with Entropic, which Release shall be negotiated, in good faith, between Employee and Entropic and which Release shall exclude: (1) Employee’s right to indemnification to the fullest extent provided for in the California Labor Code or other contractual right to indemnification; (2) Employee’s right to any vested benefits available to him under any employee benefit plan (e.g. 401(k) Plan) to the fullest extent provided for in the plan; (3) Employee’s rights as a stockholder in the Company; and (4) the obligations incurred by the parties under the Release.

1.3 280G. Notwithstanding Section 1. f above, if it is determined that the amounts payable to Employee under this Change of Control Agreement, when considered together with any other amounts payable to Employee as a result of a Change of Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, Entropic shall reduce the amount payable to Employee under this Section 1.3 (to the least extent possible) to an amount that will not subject Employee to the imposition of tax under Section 4999 of the Internal Revenue Code.

1.4 Change of Control. A “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation or other transaction in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

1.5 Termination for “Cause”. For purposes of this Change of Control Agreement, a termination for “Cause” occurs only if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any Entropic documents or records; (ii) improper use or disclosure of confidential or material proprietary information of Entropic; (iii) repeated negligence in the performance of Employee’s duties; (iv) Employee’s breach of his fiduciary duty to Entropic by unlawfully competing with Entropic in violation of Section 13 of the Employment Agreement; (v) Employee’s conviction (including any plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, Entropic may not terminate Employee’s employment for Cause under sections I.5 (iii) or (iv) above unless Entropic has first given Employee written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Employee’s resignation at the request of the Board of Directors for reasons other than Cause shall be deemed an involuntary termination by the Company without Cause.

1.6 Voluntary Resignation for “Good Reason.” After a Change of Control, Employee may terminate Employee’s employment with Entropic for “Good Reason” by serving notice of resignation to Entropic with a description of the circumstances giving rise to the Good Reason. For purposes of this Change of Control Agreement, “Good Reason” means: (i) the assignment to Employee of any duties, or any limitation of Employee’s responsibilities, substantially inconsistent with his positions, duties and responsibilities with Entropic immediately prior to the date of the Change of Control; (b) the relocation of the principal place of Employee’s service with Entropic to a location that is more than fifty (50) miles from Employee’s principal place of service with Entropic immediately prior to the date of the Change of Control; (c) any material reduction by Entropic of Employee’s base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic’s “Management Team Executives” (as that term is defined in the Employment Agreement)), or any material reduction of Employee’s 30% target for bonus compensation; provided that, the modification of the milestones Employee must meet to earn such bonus compensation and the actual amount of bonus compensation earned by Employee if lower than 30% of Employee’s base salary shall not constitute “Good Reason” under this Section; and (d) any failure by Entropic to continue to provide Employee with the opportunity to participate in any benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent, including without limitation, life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, unless such benefit or compensation plans are modified or eliminated on a company-wide basis and provided that the modification of the milestones Employee must meet to earn the bonus described in Section 4 of the Employment Agreement shall not constitute “Good Reason” under this Section. Notwithstanding the above, Employee may not resign for Good Reason unless Employee has first given Entropic written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct.

1.7 Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder.

2. At-Will Employment. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Change of Control Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with Entropic.

3. No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Change of Control Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice. In no circumstance shall employee receive the Severance Package described in this Change of Control Agreement and the Severance Package described in the Employment Agreement. Nothing in this Section 3 is intended to limit Employee’s ability to receive either the Severance Package in Section 1.1 or the Severance Package described in the Employment Agreement, provided Employee otherwise qualifies for the applicable Severance Package, but in no event shall Employee receive both.

4. General Provisions.

4.1 Severability. If any provision of this Change of Control Agreement is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

4.2 Successors and Assigns. The rights and obligations of Entropic under this Change of Control Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Change of Control Agreement, other than to his estate as provided in Section 1.7.

4.3 Applicable Law. This Change of Control Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California without regard to California’s conflict of laws rules.

4.4 Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Change of Control Agreement, Employee and Entropic that all such disputes shall be fully and finally resolved by a single, neutral arbitrator through binding arbitration before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Any arbitration award may be entered in any court having competent jurisdiction. Entropic shall bear the costs of the arbitration filing and hearing fees and the costs of the arbitration. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorneys fees and expert witness costs in addition to any other relief awarded by the trier of fact, to the fullest extent permitted by law.

4.5 Amendments. No amendment or modification of the terms or conditions of this Change of Control Agreement shall be valid unless in subsequent writing and signed by Employee and a duly authorized officer of Entropic with Board of Directors’ approval.

4.6 Headings. Section headings are for convenience only and shall be given no effect in the construction or interpretation of this Change of Control Agreement.

4.7 Notice. All notices made pursuant to this Change of Control Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of Entropic or to Employee’s residence, as applicable.

4.8 Entry Into This Agreement. This Change of Control Agreement maybe entered into by facsimile and in counterparts, all of which taken together shall be one agreement.

4.9 Conflicting Provisions. To the extent any of the provisions in this letter agreement conflict with the provisions of the Stock Option Agreement, the provisions of this letter agreement shall control.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE:		ENTROPIC COMMUNICATIONS, INC.

/s/ Patrick Henry		By:	/s/ Patrick Henry
Name:	Patrick Henry	Title:	CEO
Address:	430 Snug Harbor Road	Address:	9276 Scranton Road, Ste. 200
	Newport Beach, CA 92663		San Diego, California 92121

EXHIBIT C

Form of Employee Innovations and Proprietary Rights Assignment Agreement

In March 2006, the Board of Directors of the Company approved an amendment to Section 1.7 of the preceding Change of Control Agreement. Section 1.7 now reads in its entirety:

“1.7 Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder, provided, however that neither death nor disability shall be deemed to be Cause and death or disability shall be Good Reason under this Agreement.”